UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM 15

 CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER
         SECTIONS 13 AND 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934.

                        Commission File Number 000-23453


                       FlexiInternational Software, Inc.
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             (Exact name of registrant as specified in its charter)



                              Two Enterprise Drive
                           Shelton, Connecticut 06484

                                 (203) 925-3040
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  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)


                    Common Stock, $0.01 par value per share
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            (Title of each class of securities covered by this Form)



                                      None
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  (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)


     Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

        Rule 12g-4(a)(1)(i)     [_X_]
        Rule 12g-4(a)(1)(ii)    [_X_]
        Rule 12g-4(a)(2)(i)     [___]
        Rule 12g-4(a)(2)(ii)    [___]
        Rule 12h-3(b)(1)(i)     [___]
        Rule 12h-3(b)(1)(ii)    [___]
        Rule 12h-3(b)(2)(i)     [_X_]
        Rule 12h-3(b)(2)(ii)    [_X_]
        Rule 15d-6              [___]

     Approximate number of holders of record as of the certification or notice date: 138

     Pursuant to the requirements of the Securities Exchange Act of 1934, SmartDisk Corporation has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

DATE: August 4, 2004                 FLEXIINTERNATIONAL SOFTWARE, INC.



                                        By:    /s/ STEFAN R. BOTHE
                                           -------------------------------
                                           Name:  Stefan R. Bothe
                                           Title: Chairman of the Board,
                                                  President and Chief Executive
                                                  Officer